Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Better Therapeutics, Inc. (f/k/a Mountain Crest Acquisition Corp. II) on Form S-8 of our report dated March 30, 2021, with respect to our audit of the financial statements of Mountain Crest Acquisition Corp. II (now known as Better Therapeutics, Inc.) as of December 31, 2020 and for the period from July 31, 2020 (inception) through December 31, 2020 appearing in the Annual Report Form 10-K. We were dismissed as auditors on November 22, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

New York, NY

January 10, 2022